Exhibit 3.1

AMENDED AND RESTATED BY-LAWS
OF
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
(hereinafter called the “Corporation”)

(Adopted effective February 10, 2023)

ARTICLE I

OFFICES

SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may determine that a meeting of the stockholders shall not be held at any place, but shall instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

SECTION 2. ANNUAL MEETINGS. The annual meeting of stockholders (the “Annual Meeting of Stockholders”) shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting directors shall be elected in accordance with the provisions of these By-Laws and applicable law and such other business as may properly be brought before the meeting shall be transacted. Written notice of the Annual Meeting of Stockholders stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

SECTION 3. SPECIAL MEETINGS.

(a) Special Meetings Generally. Unless otherwise prescribed by law, special meetings of stockholders (“Special Meetings of Stockholders”), for any purpose or purposes, may be called by (i) the Chairman, if there be one, (ii) the Chief Executive Officer, (iii) directors constituting not less than half of the members of the Board of Directors then in office, or (iv) as provided in Section 3(b) below, in each case to transact only such business as is specified in the notice of the meeting or authorized by not fewer than half of the members of the Board of Directors then in office. Stockholders may cause business to be specified in the notice of meeting only as and to the extent provided in Section 3(b), and shall not otherwise be permitted to propose business to be brought before Special Meetings of Stockholders.

(b) Stockholder-Requested Special Meetings. A Special Meeting of Stockholders shall be called by the Secretary upon the written request of stockholders owning not less than 25% of the capital stock of the Corporation issued and outstanding and entitled to vote (the “Requisite Percentage”), in each case by delivering a written request to the Secretary, subject to the following:

(1) Special Meeting Requests. In order for a Special Meeting of Stockholders requested by one or more stockholders (a “Stockholder-Requested Special Meeting”) to be called by the Secretary, a written request that the Secretary call a Stockholder-Requested Special Meeting pursuant to this Section 3(b) (a “Special Meeting Request”) must be delivered in proper form to the Secretary at the principal executive offices of the Corporation by stockholders of the Corporation who hold, in the aggregate, not less than the Requisite Percentage.

(2) Required Information. To be in proper form for purposes of this Section 3(b), a Special Meeting Request must set forth:

(A) as to each Requesting Person (as defined below), the information set forth in Article II, Section 9(a)(2)(A) (except that for purposes of this Section 3(b) the term “Requesting Person” shall be substituted for the terms “Proposing Person” and “stockholder” and the term “Stockholder-Requested Special Meeting” shall be substituted for the terms “annual meeting” and “meeting” in all places they appear in Article II, Section 9(a)(2)(A));

(B) as to the purpose or purposes of the special meeting, the information set forth in Article II, Section 9(a)(2)(B) (except that for purposes of this Section 3(b), the term “Requesting Person” shall be substituted for the terms “Proposing Person” and “stockholder” and the term “Stockholder-Requested Special Meeting” shall be substituted for the terms “annual meeting” and “meeting” in all places where they appear in Article II, Section 9(a)(2)(B));

(C) as to each person, if any, whom the Requesting Person proposes to nominate for election or reelection as a director, the information set forth in Article II, Section 9(a)(2)(C) (except that for purposes of this Section 3(b), the term “Requesting Person” shall be substituted for the terms “Proposing Person” and “stockholder” and the term “Stockholder-Requested Special Meeting” shall be substituted for the terms “annual meeting” and “meeting” in all places where they appear in Article II, Section 9(a)(2)(C)); and

(D) an agreement by each Requesting Person to notify the Secretary immediately in the case of any disposition prior to the record date for the Stockholder-Requested Special Meeting of shares of voting stock owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached.

(3) Requesting Person. For purposes of this Section 3(b), the term “Requesting Person” shall mean (A) any stockholder making a Special Meeting Request, (B) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, and (C) any Affiliate or Associate of such stockholder or beneficial owner (each within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), and any persons that are acting in concert therewith.

(4) Updating Information in Special Meeting Request. A Requesting Person must update and supplement such Special Meeting Request, if necessary, so that the information provided or required to be provided in such Special Meeting Request pursuant to this Section 3(b) or Article II, Section 9, as applicable, is true and correct as of the record date for notice of the meeting and as of the date that is ten days prior to the meeting or any recess, adjournment or postponement thereof. Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation, as promptly as practicable.

(5) Record Date. The record date for the Stockholder-Requested Special Meeting shall be set by the Board of Directors pursuant to the procedures set forth in Article V, Section 7.

(6) Request Revocation. Any stockholder making a Special Meeting Request may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if, following such revocation (or any deemed revocation pursuant to Section 3(b)(2)(C) above), the unrevoked valid Special Meeting Request represents in the aggregate less than the Requisite Percentage there shall be no requirement to hold a special meeting. The first date on which an unrevoked valid Special Meeting Request constituting not less than the Requisite Percentage shall have been delivered to the Secretary is referred to herein as the “Request Receipt Date.”

(7) Invalid Requests. A Special Meeting Request shall not be valid if:

(A) the Special Meeting Request does not comply with the requirements of this Section 3(b);

(B) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;

(C) the Request Receipt Date is during the period commencing 90 calendar days prior to the first anniversary of the date of the immediately preceding Annual Meeting and ending on the date of the next Annual Meeting;

(D) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”) was presented at any meeting of stockholders held within the 12 months prior to the Request Receipt Date;

(E) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held or that is called for a date within 90 calendar days after the Request Receipt Date; or

(F) the information set forth in the Special Meeting Request fails to be true and complete in any material respect on the record date for the meeting and as of the date that is ten days prior to the meeting or any recess, adjournment or postponement thereof.

(8) No Right to Have Matter Included in Corporation Proxy Materials. No Requesting Person shall be entitled to have any matter proposed to be presented at a Stockholder-Requested Special Meeting in any proxy statement, form of proxy or other proxy solicitation materials that the Corporation may use in connection therewith solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 3(b).

(9) Limitation on Business to be Transacted. Business transacted at any Stockholder-Requested Special Meeting shall be limited to (A) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percentage of stockholders and (B) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the meeting. Only the Chairman, or the presiding officer of any such meeting (as provided in Section 11 below), shall have the power and duty to, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by this Section 3 or Article II, Section 9, as applicable, and if the Chairman or the presiding officer should so determine, he or she shall so declare to the meeting and the defective proposal shall be disregarded. If none of the stockholders who submitted the Special Meeting Request appears to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request (excluding meetings held solely by means of remote communication as provided in Section 3(c) below), the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been solicited, obtained or delivered.

(c) Date and Time of Meeting. It shall be the duty of the Secretary to fix the date of the Special Meeting of Stockholders, to be held not more than 75 days after the receipt of the request or Request Receipt Date (if applicable and if the Special Meeting Request is in proper form and otherwise in compliance with this Section 3(b)), and to give due notice thereof. Special Meetings of Stockholders shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and as set forth in the notice of the Meeting. The Board of Directors may determine that Special Meetings of Stockholders shall not be held at any place, but shall instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. Written notice of a Special Meeting of Stockholders stating the place, date and hour of the Meeting and the purpose or purposes for which the Meeting is called shall be given not less than ten nor more than sixty days before the date of the Meeting to each stockholder entitled to vote at such Meeting.

SECTION 4. QUORUM. Except as otherwise provided by law or by the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the holders of a majority of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. The Chairman, or presiding officer of any such meeting, as designated by the Board of Directors, may adjourn the meeting from time to time, whether or not there is a quorum and for any reason. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. No notice of the time and place, if any, or adjourned meetings need be given except as required by applicable law.

SECTION 5. VOTING. Unless otherwise required by law, the Certificate of Incorporation, these By-Laws or any Certificate of Designation with respect to any preferred stock of the Corporation (“Preferred Stock”), any question brought before any meeting of stockholders (for the avoidance of doubt, “question” shall not include the election of directors) shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

SECTION 6. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING.

(a) Written Consent Generally. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such written consent is delivered to the Corporation in the manner set forth in Section 6(d) below. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

(b) Request for Record Date. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Section 6(b). Any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary and delivered to the Secretary at the principal executive offices of the Corporation and signed by a stockholder, request that a record date be fixed for such purpose by the Board of Directors. The written notice shall contain, at a minimum, a description of the action that such stockholder proposes to take by written consent, including the text of any proposal to be submitted to stockholders. The Board of Directors shall have ten days following the date of receipt of the notice to determine the validity of the request. During the ten-day period, the Corporation may require the stockholder and/or beneficial owner requesting a record date for proposed stockholder action by consent to furnish such other information as it may reasonably require to determine the validity of the request for a record date. Following the determination of the validity of the request, and no later than ten days after the date on which such request is received by the Corporation, the Board of Directors may fix a record date for such purpose which shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Board of Directors fails within ten days after the date the Corporation receives such notice to fix a record date for such purpose, the record date shall be the day on which the first written consent is delivered to the Corporation in the manner described in Section 6(d) below unless prior action by the Board of Directors is required by law, in which event the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) Form of Consent. Every written consent purporting to take or authorize the taking of corporate action and/or related revocations (each such written consent and related revocation is referred to in this Section 6 as a “Consent”) shall bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by this Section 6, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

(d) Delivery of Consent. A Consent shall be delivered to the Corporation by delivery to the Corporation at the principal executive offices of the Corporation. In the event of the delivery to the Corporation of a Consent, the Secretary of the Corporation shall provide for the safe-keeping of such Consent and shall promptly conduct such review of the sufficiency of the Consents and of the validity of the action to be taken by stockholder consent as the Secretary deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consent have given consent; provided, however, that if the corporate action to which the Consent relates is the removal of one or more members of the Board of Directors, the Secretary of the Corporation shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as Inspectors with respect to such Consent and such Inspectors shall discharge the functions of the Secretary of the Corporation under this Section 6(d). If after such investigation the Secretary or the Inspectors (as the case may be) determine(s) that the Consent is valid and that the action therein specified has been validly authorized, that fact shall forthwith be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders, at which time the Consent shall become effective as stockholder action. In conducting the investigation required by this Section 6(d), the Secretary or the Inspectors (as the case may be) may, at the expense of the Corporation, retain legal counsel, any other professional advisors and such other personnel as any of them may deem necessary or appropriate to assist them, and shall be fully protected in relying in good faith upon the opinion of such counsel, advisors or personnel.

(e) Certification Required. No action by written consent without a meeting shall be effective until such date as the Secretary or the Inspectors (as the case may be) certifies to the Corporation that the Consents delivered to the Corporation in accordance with Section 6(c) above represent at least the minimum number of votes that would be necessary to take the action.

(f) Right to Contest. Nothing contained in this Section 6 shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or revocation thereof, whether before or after such certification by the Secretary or the Inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

SECTION 7. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

SECTION 8. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 9. NOTICE OF STOCKHOLDER BUSINESS.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (including by a Committee appointed by the Board of Directors), or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (including by a Committee appointed by the Board of Directors).

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to this Section 9(a)(2), the stockholder must have given timely notice thereof in writing to the Secretary, such other business must otherwise be a proper matter for stockholder action and such notice must comply with the applicable provisions of this Section 9. Furthermore, the stockholder must be a stockholder at the time of giving of notice provided for in this Section 9 and at the time of the annual meeting of stockholders, and be entitled to vote at the annual meeting. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s proxy statement for the annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. To be properly brought, a stockholder’s notice to the Secretary must:

(A) set forth, as to the stockholder giving the notice, the beneficial owner or beneficial owners, if any or if different, on whose behalf the nomination or proposal is made and any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner(s), and as to any persons that are acting in concert therewith (together, the “Proposing Person”):

(1) the name and address of such Proposing Person;

(2) the class or series and number of shares of the Corporation which are directly or indirectly owned beneficially and of record by such Proposing Person as of the date of such notice (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(3) a representation (i) that the stockholder giving the notice is a stockholder of record entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such nomination or proposal before the annual meeting and (ii) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote and required to approve the nomination or proposal and, if so, identifying such Proposing Person;

(4) a description of any (i) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a 1 under the Exchange Act or other synthetic arrangement having characteristics of a long position) that are presently exercisable, with an exercise or conversion privilege or a settlement or payment mechanism at a price related to shares of any class or series of securities of the Corporation or with a value derived in whole or in part from the value of shares of any class or series of securities of the Corporation, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Corporation or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and whether or not such Proposing Person may have entered into transactions that hedge or mitigate the economic effects of such security or instrument and (ii) other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Corporation’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (4) being a “Derivative Interest”);

(5) a description of any proxy, agreement, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Corporation or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(6) a description of any agreement, arrangement, understanding or relationship including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Corporation or which provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Corporation;

(7) a description of any material pending or threatened legal proceeding involving the Corporation, any affiliate of the Corporation or any of their respective directors or officers, to which such Proposing Person is a party or in which it has an interest (excluding an interest that is substantially the same as all stockholders);

(8) a description of any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation;

(9) a description of any equity interests, including any convertible interests, Derivative Interests or short interests, in any principal competitors of the Corporation;

(10) a description of any direct or indirect interests of such Proposing Person in any material contract, litigation, agreement or relationship with the Corporation, any affiliate of the Corporation or any principal competitors of the Corporation;

(11) a description of any performance-related or contingent fees (other than an asset-based fee) to which the Proposing Person or any immediate family member of the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or Derivative Interests;

(12) if any such Proposing Person intends to engage in a solicitation with respect to this Section 9 (or, for avoidance of doubt, Article II Section 3), a statement disclosing the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and if involving a nomination a representation that such Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the voting stock of the Corporation;

(13) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by Proposing Person, if any; and

(14) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and

(B) if the notice relates to any business other than the nomination of a director that such Proposing Person proposes to bring before the meeting, set forth:

(1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its stockholders and any material interest of such Proposing Person in such business (excluding an interest that is substantially the same as all stockholders);

(2) a description of all agreements, arrangements, understandings or relationships among the Proposing Persons or between any Proposing Person and any other person, persons or entity (including their names) in connection with the proposal of such business by such Proposing Person; and

(3) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed modification to the Certificate of Incorporation or these By-Laws);

(C) set forth, as to each person, if any, whom the Proposing Person proposes to nominate for election or reelection as a director:

(1) all information that would be required to be set forth in a stockholder’s notice pursuant to Section 9(a)(2)(A) if such nominee were a Proposing Person;

(2) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to be named in any proxy statement as a nominee and written consent to serve as a director if elected);

(3) a description of all direct and indirect compensation and other material monetary agreements, arrangements, understandings and relationships during the past three years between or among such Proposing Person or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder making the nomination or any other Proposing Person or person acting in concert therewith were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(4) a completed questionnaire (in  the form provided by the Secretary to the requesting stockholder upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and

(5) a written representation and agreement (in the form provided by the Secretary to the requesting stockholder upon written request) that the proposed nominee (i) is qualified and if elected intends to serve as a director of the Corporation for the entire term for which such proposed nominee is standing for election, (ii) intends to stand in the subsequent election, (iii) is not and shall not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Corporation, shall act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Corporation, with the proposed nominee’s fiduciary duties under applicable law, (iv) is not and shall not become a party to any agreement, arrangement, understanding or relationship with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (v) if elected as a director of the Corporation, the proposed nominee would be in compliance and shall comply with all applicable corporate governance, conduct, ethics, conflict of interest, confidentiality and stock ownership and trading policies, codes and guidelines of the Corporation.

The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications and eligibility of such proposed nominee to serve as a director;

(D) if the Proposing Person has delivered to the Corporation a notice relating to the nomination of an individual to the Board of Directors, the Proposing Person giving the notice shall deliver to the Corporation no later than five (5) business days prior to the date of the meeting or, if practicable, any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, recessed, rescheduled, or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act; and

(3) Notwithstanding anything in Section 9(a)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 90 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 9 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting.

(c) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 9 or Section 10 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 9. Only the Chairman of the meeting, or the presiding officer of any such meeting (as provided in Section 11 below), shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 9 and, if any proposed nomination or business is not in compliance with this Section 9, to declare that such defective nomination or proposal shall be disregarded.

(2) For purposes of this Section 9, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9. Nothing in this Section 9 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.

(4) Unless an agreement between the Corporation and any person or entity who or which solicits proxies or consents in respect of the election of a person to the Board of Directors otherwise provides, the Corporation (or the Board of Directors) and any such person or entity must, prior to the time of first solicitation, obtain and furnish to the other the written consent of such person to serve on the Board of Directors if so elected and to be included in the form of proxy and related solicitation materials of any other person or entity (including the Corporation) soliciting such proxies or consents.

(5) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

(d) Requirement To Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its nomination or other business (excluding meetings held solely by means of remote communication as provided in Section 1 of Article II), such nomination or other business shall be disregarded (notwithstanding that proxies in respect of such nomination or other business may have been solicited, obtained or delivered).

(e) Updating the Section 9 Information. A stockholder providing the notice required or contemplated by this Section 9 must further update and supplement such notice, if necessary, so that the information required or contemplated by this Section 9 is true and correct as of the record date for the annual meeting and as of the date that is ten days prior to the annual meeting or any recess, adjournment or postponement thereof. Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal offices of the Corporation not later than five business days after the record date for the annual meeting and not later than eight business days prior to the date of the annual meeting.  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or under any other provision of the By-laws or enable or be deemed to permit a stockholder who has previously submitted notice hereunder or under any other provision of the By-laws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

SECTION 10. STOCKHOLDER ACCESS TO THE CORPORATION’S PROXY MATERIALS.

(a) Subject to the terms of this Section 10, the Corporation shall include in its definitive proxy statement for any Annual Meeting of Stockholders (an “Election Proxy Statement”) beginning with the Corporation’s Annual Meeting of Stockholders held in 2022:

(1) the name of any person nominated for election in accordance with this Section 10 (the “Nominee”), which name shall also be included on the Corporation’s forms of proxy and ballot, by any Proposing Person eligible under Section 10(c) that has (individually and collectively, in the case of a group as provided in Section 10(c)) satisfied, as determined by the Board of Directors or its designee, all applicable requirements in this Section 10 (such Proposing Person (or group as herein provided), a “Nominating Stockholder”);

(2) information about the Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the Election Proxy Statement;

(3) a statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the Election Proxy Statement in support of the Nominee’s election to the Board of Directors (subject to Section 10(e)(2)) so long as such statement does not contain more than 500 words and satisfies the requirements of Section 10(d)(2)(K) hereof; and

(4) any other information that the Corporation or the Board of Directors determines, in their respective exclusive discretion, to include in the Election Proxy Statement, including, if applicable, a statement in opposition to the nomination and any of the information provided pursuant to this Section 10.

(b) Maximum Number of Nominees. The maximum number of Nominees to be nominated pursuant to this Section 10 with respect to any Annual Meeting of Stockholders shall be the greater of two and a number that does not exceed 20% of the number of directors in office as of the last day on which a Nomination Notice may be delivered in accordance with the procedures set forth in Section 10(a), or if such number is not a whole number, the closest whole number of directors below 20% (such number that is the greater of that set forth herein, the “Maximum Number”); provided, however, that the Maximum Number shall be reduced but not below zero by: (1) Nominees whose nominations for election at such Annual Meeting of Stockholders are subsequently withdrawn; (2) Nominees submitted by a Nominating Stockholder whom the Board of Directors decides to nominate for election at such Annual Meeting of Stockholders; (3) the number of directors in office or director candidates that in either case will be included in the Corporation’s Election Proxy Statement with respect to such Annual Meeting of Stockholders as unopposed (by the Corporation) nominees pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation); and (4) the number of incumbent directors who had been nominees submitted by a nominating stockholder at any of the preceding two Annual Meetings of Stockholders; provided, further, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time before the date of the Annual Meeting of Stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.  Any Nominating Stockholder submitting more than one Nominee for inclusion in an Election Proxy Statement pursuant to this Section 10 must rank such Nominees based on the order that the Nominating Stockholder desires such Nominees to be selected for inclusion in the Election Proxy Statement if the number is reduced as aforesaid.

(2) If the number of Nominees pursuant to this Section 10 for any Annual Meeting of Stockholders exceeds the Maximum Number then, promptly and in any event within three business days of notice from the Corporation, each Nominating Stockholder must select one Nominee for inclusion in the Election Proxy Statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 10(d), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the Election Proxy Statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in the Election Proxy Statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including by amending or supplementing the Election Proxy Statement or ballot or form of proxy to indicate that the Nominee shall not be included as a Nominee in the Election Proxy Statement or on any ballot or form of proxy and shall not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder. To be eligible to submit a Nomination Notice pursuant to this Section 10:

(1) each Proposing Person must have either (x) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 10(c) continuously for the three-year period specified in Section 10(c)(2) below or (y) provided to the Secretary, within the time period referred to in Section 10(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act.

(2) A Proposing Person or group of up to 20 Proposing Persons may submit a nomination in accordance with this Section 10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number at all times through the date of the relevant annual meeting. A group of funds under common management and investment control shall be treated as one Proposing Person so long as such Proposing Person provides with the Nomination Notice documentation reasonably satisfactory to the Corporation demonstrating that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Proposing Persons, any and all requirements and obligations for an individual Proposing Person that are set forth in this Section 10, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Proposing Persons at any time prior to the Annual Meeting of Stockholders, the group of Proposing Persons shall only be deemed to own the shares held by the remaining members of the group. For all purposes hereof, a “group” shall be deemed to have the meaning ascribed to that term under Section 13(d)(3) of the Exchange Act. In no event may the group include more than 20 persons or entities.

(3) The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(4) For purposes of this Section 10, a Proposing Person “owns” only those outstanding shares of the Corporation as to which the Proposing Person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the full opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (x) sold by such Proposing Person or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Proposing Person or any of its affiliates for any purpose or purchased by such Proposing Person or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar right, interest or agreement entered into by such Proposing Person or any of its affiliates, whether any such right, instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which right, instrument or agreement has, or is intended to have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such Proposing Person’s or any of its affiliates’ full right to vote or direct the voting of any such shares or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such Proposing Person or any of its affiliates. For this purpose, a Proposing Person “owns” shares held in the name of a nominee or other intermediary so long as the Proposing Person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A Proposing Person’s ownership of shares shall be deemed to continue during any period in which the Proposing Person has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Proposing Person. A Proposing Person’s ownership of shares shall be deemed to continue during any period in which the Proposing Person has loaned such shares provided that the Proposing Person has the power to recall such loaned shares on three business days’ notice and has recalled such loaned shares as of the date of the Nomination Notice and holds such shares through the date of the annual meeting. As used herein, the terms “owned,” “owning,” “ownership” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors, the determination of which shall be conclusive absent manifest error.

(5) No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice.  To nominate a Nominee, all of the following information and documents (collectively, the “Nomination Notice”) must be submitted by the Nominating Stockholder and received by the Secretary at the principal executive offices of the Corporation on the Nomination Date (as defined below):

(1) Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(2) A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A) the information required by Section 9(a)(2)(A) hereof (except that for purposes of this Section 10(d)(2), the term “Nominating Stockholder” shall be substituted for the terms “Proposing Person” and “stockholder”);

(B) a description in reasonable detail of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D) a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(E) a representation and warranty that the Nominee (1) does not have any direct or indirect relationship with the Corporation and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded, (2) meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded, (3) is a “non-employee director” for the purposes of Rule 16b-3 (or any successor rule) under the Exchange Act, (4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), and (5) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”), or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 10(c) and has provided evidence of ownership to the extent required by Section 10(c)(1);

(G) a representation and warranty that the Nominating Stockholder will to continue to satisfy the eligibility requirements described in Section 10(c) through the date of the annual meeting and intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting, including a commitment to provide evidence of such satisfaction of this representation and warranty within five business days after the written request of the Corporation or immediate notification to the Corporation if the Nominating Stockholder ceases to own any shares of common stock at any point prior to the annual meeting;

(H) a description in reasonable detail of any position of the Nominee as an officer or director of any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates of the Corporation within the three years preceding the submission of the Nomination Notice;

(I) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” (including as a “Participant” in any other Person’s “solicitation”) within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-(l)(2)(iv) thereof) (or any successor rules) or otherwise nominate or propose for election to the Board of Directors any other individual with respect to the annual meeting, other than with respect to the Nominee or any nominee of the Board of Directors;

(J) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(K) if desired by the Nominating Stockholder, a statement for inclusion in the Election Proxy Statement in support of the Nominee’s election to the Board of Directors, provided that such statement may not exceed 500 words and must fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(L) in the case of a nomination by a group, the designation, reasonably satisfactory to the Corporation, executed by all group members appointing one group member who is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(3) An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee pursuant to which the Nominating Stockholder (including each group member) agrees:

(A) to comply with all applicable laws, rules, regulations and listing standards in connection with the nomination, solicitation and election;

(B) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including the Nomination Notice;

(D) to indemnify and hold harmless (jointly with all other group members, in the case of group members) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers, employees or other representatives arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 10;

(E) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 10(c) hereof, to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

(4) Submission by the Nominee of the written information and completed materials listed in Section 9(a)(2)(C) of these By-Laws in respect of such Nominee.

The Nomination Notice must be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity.

The Nomination Notice shall be deemed delivered on the date on which all the information and documents referred to in this Section 10(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or mailed and received by the Secretary (the “Nomination Date”).

The Nomination Date must be no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date (as stated in the Corporation’s definitive proxy statement) on which the Corporation’s definitive proxy statement for the prior year’s Annual Meeting of Stockholders was first released to the Corporation’s stockholders; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice must be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date and the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.

(e) Exceptions.

(1) Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from the Election Proxy Statement any Nominee and any information concerning any Nominee (including a Nominating Stockholder’s statement in support), no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation) and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(A) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section or the Nominating Stockholder withdraws its nomination;

(B) the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation   By-Laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;

(C) the Nominee was nominated for election to the Board of Directors pursuant to this Section 10 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;

(D) the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(E) the Corporation is notified, or the Board of Directors determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 10(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 10;

(2) Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from the Election Proxy Statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such Nominee is named the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years or who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;

(C) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(D) the inclusion of such information in the Election Proxy Statement would otherwise violate or cause the Corporation to violate these By-Laws, the Certificate of Incorporation, SEC proxy rules or any other applicable law, rule or regulation (including any rules or regulations of any stock exchange on which the Corporation’s securities are traded).

The Corporation may solicit against, and include in the Election Proxy Statement its own statement relating to, any Nominee.

SECTION 11. ORDER OF BUSINESS. The Chairman, or an officer of the Corporation designated from time to time by the Board of Directors, shall call meetings of stockholders to order and shall act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of any meeting of stockholders shall also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by:

(a) imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) that may attend the meeting;

(b) ascertaining whether any stockholder or his or her proxy may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat;

(c) determining the circumstances in which any person may make a statement or ask questions at the meeting;

(d) ruling on all procedural questions that may arise during or in connection with the meeting;

(e) determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting;

(f) adjourning and reconvening the meeting; and

(g) determining the time or times at which the polls for voting at the meeting shall be opened and closed.

ARTICLE III

DIRECTORS

SECTION 1. NUMBER AND ELECTION OF DIRECTORS. The Board of Directors shall consist of such number of persons as is determined from time to time by the affirmative vote of a majority of the directors then in office. Each director shall be elected to one of three classes as nearly equal in number as possible. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, so that each class of directors shall be elected for a three-year term of office. In all such cases, a director’s term of office shall continue until his successor is duly elected and qualified or until his earlier death, resignation or removal. Any vacancies in the Board of Directors for any reason, including by reason of any increase in the number of directors, may be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, and any directors so elected shall hold office until the next election of the class for which such directors have been elected and until their successors are elected and qualify.

(a) In addition to any other committees of the Board of Directors established pursuant to Section 7 of this Article III, the Board of Directors shall have a Nominating and Corporate Governance Committee, which among other things, shall nominate persons to be elected to the Board of Directors.

(b) Each director to be elected by stockholders will be elected as such by the majority of the votes cast by stockholders upon his or her election at a meeting for the election of directors at which a quorum is present, except that, if the number of nominees for election at any such meeting exceeds the number of directors to be elected at that meeting, each director to be so elected will be elected as such by a plurality of the votes cast by stockholders at that meeting. For purposes of this Section 1(b), a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast on the issue of that director’s election (including votes “for,” votes “against” and votes to withhold authority with respect to that director’s election, but excluding any abstentions or broker non-votes). If directors are to be elected by a plurality of the votes cast, stockholders may not vote against a nominee. A director who stands for re-election is expected to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they stand for re-election and (ii) the Board’s acceptance of such resignation in the Board’s exclusive discretion. In addition, the Board will fill director vacancies and new directorships only with persons who agree to tender, promptly following their appointment to the Board, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they stand for re-election and (ii) the Board’s acceptance of such resignation in the Board’s exclusive discretion. If an incumbent director fails to receive the required vote for re-election, the Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to recommend that the Board accept the director’s resignation and will submit its recommendation for prompt consideration by the Board. A director whose resignation is under consideration is expected to abstain from participating in any decision regarding that resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation.

(c) The Nominating and Corporate Governance Committee shall nominate (a) William E. Kassling (so long as Mr. Kassling is able and willing to serve and members of his immediate family and their affiliates collectively and beneficially own at least 50% of the shares of common stock of the Corporation beneficially owned by Mr. Kassling immediately after the closing of the SIH repurchase executed on or about March 5, 1997) and (b) Emilio A. Fernandez (so long as Mr. Fernandez is able and willing to serve and Mr. Fernandez and his immediate family and their affiliates collectively and beneficially own at least 50% of the shares of common stock of the Corporation delivered by the Corporation pursuant to that certain Asset Purchase Agreement dated as of January 23, 1995 by and among the Corporation, Pulse Acquisition Corporation, Pulse Electronics, Incorporated and Pulse Embedded Computer Systems, Inc.).

SECTION 2. DUTIES AND POWERS.

(a) The Board of Directors shall have full power to direct the management of the business and affairs of the Corporation and to take such actions it determines to be necessary to further the purposes of the Corporation.

(b) The management of the business of the Corporation shall be the responsibility of a Chief Executive Officer, to be appointed by the Board of Directors. The Chief Executive Officer of the Corporation, shall, subject to Section 2(a), be entitled to make all decisions regarding the ordinary course of business operation of the Corporation according to good business practice.

(c) All of the directors shall have one vote each.

SECTION 3. MEETINGS.

(a) Regular meetings of the Board of Directors shall be held at such place as may be determined from time to, time by the Board of Directors. Regular meetings of the Board of Directors shall be held no less frequently than quarterly and at such times as may be determined by the Board of Directors. Any business that properly may be transacted by the Board of Directors may be transacted at any regular meeting thereof.

(b) Special meetings of the Board of Directors may be called any time by the Chairman, the Chief Executive Officer or by a majority of the directors then in office. Any such person or persons desiring to call a special meeting or to have a matter placed on the agenda for a special meeting shall so notify the other members of the Board of Directors and the Chief Executive Officer in writing at least three days before the date for which such meeting is called. Notice of a special meeting stating the date, time, place and purpose thereof shall be furnished by the Chairman, the Chief Executive Officer or the Secretary in writing to each member of the Board of Directors not later than 24 hours before the date of such meeting. Notice of a special meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice. Only matters placed on the agenda pursuant to this Section 3(b) may be considered at a special meeting unless the members of the Board of Directors unanimously agree otherwise.

SECTION 4. QUORUM. Except as may be otherwise specifically provided by law, the Certificate of Incorporation, these By-Laws or any Certificate of Designation with respect to Preferred Stock, at all meetings of the Board of Directors, a majority of the Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

SECTION 5. ACTIONS OF BOARD. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 6. MEETINGS BY MEANS OF CONFERENCE TELEPHONE. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 6 shall constitute presence in person at such meeting. The Chief Executive Officer or the Secretary shall provide to the directors, within a reasonable time, written minutes of each meeting.

SECTION 7. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required. A majority of the members of any committee then in office shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present, shall be the act of such committee. In the absence of a quorum, a majority of the members of any committee present, or, if two or fewer members shall be present, any member of the committee present, may adjourn any meeting, from time to time, until a quorum is present. No notice of any adjourned meeting need be given other than by announcement at the meeting that is being adjourned. All committees shall keep minutes of their acts and proceedings.

SECTION 8. COMPENSATION. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director or such other compensation (including without limitation the grant of stock options) as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 9. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorized the contract or transaction.

ARTICLE IV

OFFICERS

SECTION 1. GENERAL. The officers of the Corporation shall be the Chief Executive Officer, the President, a Secretary and a Treasurer, and may include a Chairman and one or more Vice-Chairmen or Vice Presidents as the Board of Directors may from time to time determine. Any number of offices may be held by the same person. The officers of the Corporation need not be stockholders of the Corporation or, except in the case of the Chairman or Vice Chairman, need such officers be directors of the Corporation.

SECTION 2. ELECTION. The Board of Directors shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. All officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

SECTION 3. VOTING SECURITIES OWNED BY THE CORPORATION. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which ‘the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

SECTION 4. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. During the absence or disability of the Chief Executive Officer, the Chairman shall exercise all the powers and discharge all the duties of the Chief Executive Officer. The Chairman and any Vice Chairman shall also perform such other duties and may exercise such other powers as from time to time may be assigned to them by these By-Laws or by the Board of Directors.

SECTION 5. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall, subject to the direction of the Board of Directors and, if there be one, the Chairman, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chairman and each Vice Chairman, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

SECTION 6. PRESIDENT. The President shall, subject to the control of the Board of Directors, be the chief operating officer of the Corporation and, in such capacity shall be responsible for the day-to-day business operations of the Corporation. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Chief Executive Officer or by the Board of Directors.

SECTION 7. VICE PRESIDENTS. At the request of the President or Chief Executive Officer or in their absence or in the event of their inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President or Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President or Chief Executive Officer. Each Vice President shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President may from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or Chief Executive Officer or in the event of the inability or refusal of the President or Chief Executive Officer to act, shall perform the duties of the President or Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President or Chief Executive Officer.

SECTION 8. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meeting of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed as the case may be.

SECTION 9. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

SECTION 10. ASSISTANT SECRETARIES. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

SECTION 11. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

SECTION 12. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

SECTION 1. STOCK CERTIFICATES. Shares of stock of the Corporation shall be represented by certificates or, to the extent provided in Sections 5 and 6 of this Article V or as otherwise required by law, shall be uncertificated. Stock certificates shall be in such form as the Board of Directors may from time to time prescribe in accordance with law and the requirements of any exchange upon which such shares are listed. Such certificates shall be signed, in the name of the Corporation (i) by the Chairman, the Chief Executive Officer, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by the holder in the Corporation.

SECTION 2. SIGNATURES. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

SECTION 3. LOST, STOLEN OR DESTROYED CERTIFICATES. The Board of Directors may direct that the Corporation issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. The Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

SECTION 4. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing, duly executed and filed with the Secretary, or with a transfer agent duly appointed, and upon the surrender of the certificate therefor properly endorsed, if such stock is represented by a certificate. In the case of uncertificated shares, transfers shall be made upon receipt of proper transfer instructions from the registered holder or his attorney lawfully constituted in writing, in compliance with applicable procedures for transferring shares in uncertificated form.

SECTION 5. UNCERTIFICATED SECURITIES. All or part of the shares of the Corporation may be uncertificated shares to the extent determined by the Board of Directors from time to time; however, in no event shall shares of stock represented by a certificate be deemed uncertificated until the certificate is surrendered to the Corporation.

SECTION 6. DETERMINATIONS AS TO ISSUANCE, TRANSFER AND REGISTRATION. The Board of Directors (or any officer or other person as the Board of Directors may designate) from time to time may make such rules, policies and procedures as it, he or she may deem appropriate concerning the issue, transfer and registration of shares of stock of the Corporation, whether certificated or uncertificated.

SECTION 7. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other such action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 8. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

NOTICES

SECTION 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by electronic transmission, addressed to such director, member of a committee or stockholder. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL (or any successor provision thereto). For purposes of this Section 1 and Article III, Section 5, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

GENERAL PROVISIONS

SECTION 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

SECTION 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be January 1 to December 31.

SECTION 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

SECTION 1. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), payments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was lawful. The termination of any action, suit or proceeding by payment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 2. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. AUTHORIZATION OF INDEMNIFICATION. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

SECTION 4. GOOD FAITH DEFINED. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director or officer. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VIII, as the case may be.

SECTION 5. INDEMNIFICATION BY A COURT. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the presence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 or 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

SECTION 6. EXPENSES PAYABLE IN ADVANCE. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it can ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

SECTION 7. NON-EXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not entitled in Sections 1 and 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

SECTION 8. INSURANCE. The Corporation may purchase or maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the right or obligation to indemnify him against such liability under the provisions of this Article VIII.

SECTION 9. CERTAIN DEFINITIONS. For purposes of this Article VIII, references to “the Corporation” shall include, in connection to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed by consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

SECTION 10. SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators or such a person.

SECTION 11. LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

SECTION 12. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

SECTION 1. These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders at any annual or special meeting or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the Board of Directors then in office. Notwithstanding the foregoing, Article VIII hereof shall not be altered, amended or repealed in whole or in part, unless such alteration, amendment or repeal is approved by the stockholders of the Corporation pursuant to a vote which would be sufficient to adopt an amendment to the Certificate of Incorporation of the Corporation.